PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED AUGUST 28, 1998)

                                  $300,000,000
                           THE NEW YORK TIMES COMPANY
                                ---------------

                               MEDIUM-TERM NOTES
                             ---------------------

                  DUE MORE THAN NINE MONTHS FROM DATE OF ISSUE
                            ------------------------

    THE NEW YORK TIMES COMPANY (THE "COMPANY") MAY OFFER FROM TIME TO TIME, ITS MEDIUM-TERM NOTES, WHICH ARE ISSUABLE IN ONE OR MORE SERIES AND MAY BE OFFERED AND SOLD IN THE UNITED STATES. THE MEDIUM-TERM NOTES (THE "NOTES") OFFERED BY THIS PROSPECTUS SUPPLEMENT ARE OFFERED PRIMARILY IN THE UNITED STATES AT AN AGGREGATE INITIAL PUBLIC OFFERING PRICE OF UP TO $300,000,000 OR THE EQUIVALENT THEREOF IN OTHER CURRENCIES, INCLUDING COMPOSITE CURRENCIES SUCH AS THE EUROPEAN CURRENCY UNITS ("ECU"), AS MAY BE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT (THE "SPECIFIED CURRENCY"). SEE "SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY" AND "IMPORTANT CURRENCY EXCHANGE INFORMATION." SUCH AGGREGATE OFFERING PRICE IS SUBJECT TO REDUCTION AS A RESULT OF THE SALE BY THE COMPANY OF CERTAIN OTHER DEBT SECURITIES. SEE "PLAN OF DISTRIBUTION."

    THE INTEREST RATE ON EACH NOTE WILL BE EITHER A FIXED RATE ESTABLISHED BY THE COMPANY AT THE DATE OF ISSUE OF SUCH NOTE, WHICH MAY BE ZERO IN THE CASE OF CERTAIN ORIGINAL ISSUE DISCOUNT NOTES, OR A FLOATING RATE AS SET FORTH THEREIN AND SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT. SUCH INTEREST RATES MAY BE DETERMINED BY REFERENCE TO THE PRICES OF CERTAIN SECURITIES OR COMMODITIES. A FIXED RATE NOTE MAY PAY A LEVEL AMOUNT IN RESPECT OF BOTH INTEREST AND PRINCIPAL AMORTIZED OVER THE LIFE OF THE NOTE (AN "AMORTIZING NOTE"). EACH NOTE WILL MATURE ON ANY DAY MORE THAN NINE MONTHS FROM THE DATE OF ISSUE, AS SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT. SEE "DESCRIPTION OF NOTES." UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT, THE NOTES MAY NOT BE REDEEMED BY THE COMPANY OR BE REPAYABLE AT THE OPTION OF THE HOLDER PRIOR TO MATURITY AND WILL BE ISSUED IN FULLY REGISTERED FORM IN DENOMINATIONS OF $1,000 (OR, IN THE CASE OF NOTES NOT DENOMINATED IN U.S. DOLLARS ("FOREIGN CURRENCY NOTES"), THE EQUIVALENT THEREOF IN THE SPECIFIED CURRENCY, ROUNDED TO THE NEAREST 1,000 UNITS OF THE SPECIFIED CURRENCY) OR ANY AMOUNT IN EXCESS THEREOF WHICH IS AN INTEGRAL MULTIPLE OF $1,000 (OR, IN THE CASE OF NOTES NOT DENOMINATED IN U.S. DOLLARS, 1,000 UNITS OF THE SPECIFIED CURRENCY). ANY TERMS RELATING TO NOTES BEING DENOMINATED IN FOREIGN CURRENCIES OR COMPOSITE CURRENCIES WILL BE AS SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT.

    EACH NOTE WILL BE REPRESENTED EITHER BY A GLOBAL NOTE REGISTERED IN THE NAME OF A NOMINEE OF THE DEPOSITORY TRUST COMPANY, AS DEPOSITARY (A "BOOK-ENTRY NOTE"), OR BY A CERTIFICATE ISSUED IN DEFINITIVE FORM (A "CERTIFICATED NOTE"), AS SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT. INTERESTS IN GLOBAL NOTES REPRESENTING BOOK-ENTRY NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE DEPOSITARY (WITH RESPECT TO PARTICIPANTS' INTERESTS) AND ITS PARTICIPANTS. BOOK-ENTRY NOTES WILL NOT BE ISSUABLE AS CERTIFICATED NOTES EXCEPT UNDER THE CIRCUMSTANCES DESCRIBED IN THE ACCOMPANYING PROSPECTUS.
                           --------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
      THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

                                        PRICE TO                  AGENTS'                           PROCEEDS TO
                                       PUBLIC(1)               COMMISSIONS(2)                      COMPANY(2)(3)
                                   ------------------  ------------------------------  -------------------------------------
PER NOTE.........................       100.000%               .125% -  .750%                    99.875% -  99.250%
TOTAL(4).........................     $300,000,000          $375,000 -  $2,250,000          $299,625,000 -  $297,750,000

--------------------------
(1) UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT, NOTES WILL BE SOLD AT 100% OF THEIR PRINCIPAL AMOUNT. IF THE COMPANY ISSUES ANY NOTE AT A DISCOUNT FROM OR AT A PREMIUM OVER ITS PRINCIPAL AMOUNT, THE PRICE TO PUBLIC OF ANY NOTE ISSUED AT A DISCOUNT OR PREMIUM WILL BE SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT.

(2) UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT, THE COMMISSION PAYABLE TO AN AGENT FOR EACH NOTE SOLD THROUGH SUCH AGENT WILL RANGE FROM .125% TO .750% OF THE PRICE TO PUBLIC OF SUCH NOTE; PROVIDED, HOWEVER, THAT COMMISSIONS WITH RESPECT TO NOTES HAVING A MATURITY OF 30 YEARS OR GREATER WILL BE NEGOTIATED. THE COMPANY MAY ALSO SELL NOTES TO AN AGENT, AS PRINCIPAL, AT NEGOTIATED DISCOUNTS, FOR RESALE TO INVESTORS AND OTHER PURCHASERS.

(3) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $300,000.

(4) OR THE EQUIVALENT THERETO IN OTHER CURRENCIES, INCLUDING COMPOSITE
    CURRENCIES.
                         ------------------------------

    OFFERS TO PURCHASE THE NOTES ARE BEING SOLICITED FROM TIME TO TIME BY MORGAN STANLEY & CO. INCORPORATED, CHASE SECURITIES INC. AND SALOMON SMITH BARNEY INC. (INDIVIDUALLY, AN "AGENT" AND COLLECTIVELY, THE "AGENTS"), ON BEHALF OF THE COMPANY. THE AGENTS HAVE AGREED TO USE REASONABLE EFFORTS TO SOLICIT PURCHASES OF SUCH NOTE. THE COMPANY MAY ALSO SELL NOTES TO AN AGENT ACTING AS PRINCIPAL FOR ITS OWN ACCOUNT OR OTHERWISE AS DETERMINED BY SUCH AGENT. NO TERMINATION DATE FOR THE OFFERING OF THE NOTES HAS BEEN ESTABLISHED. THE COMPANY OR THE AGENTS MAY REJECT ANY ORDER IN WHOLE OR IN PART. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE, AND THERE CAN BE NO ASSURANCE THAT THE NOTES OFFERED HEREBY WILL BE SOLD OR THAT THERE WILL BE A SECONDARY MARKET FOR THE NOTES. SEE "PLAN OF DISTRIBUTION."

MORGAN STANLEY DEAN WITTER

                CHASE SECURITIES INC.

                                 SALOMON SMITH BARNEY

SEPTEMBER 24, 1998

    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS IN THIS PROSPECTUS SUPPLEMENT ARE FORWARD-LOOKING STATEMENTS THAT RISKS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PREDICTED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE NATIONAL AND LOCAL CONDITIONS THAT COULD INFLUENCE THE LEVELS OF RETAIL, NATIONAL AND CLASSIFIED ADVERTISING REVENUE AS WELL AS CIRCULATION REVENUE, THE IMPACT OF COMPETITION THAT COULD AFFECT LEVELS (RATE AND VOLUME) OF ADVERTISING AND CIRCULATION GENERATED BY THE MARKETS SERVED BY THE COMPANY'S BUSINESS SEGMENTS, MATERIAL INCREASES IN NEWSPRINT AND MAGAZINE PAPER PRICES, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S PUBLICLY-FILED DOCUMENTS.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE AGENTS. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
                                           PROSPECTUS SUPPLEMENT

Important Currency Exchange Information....................................................................        S-3
Description of Notes.......................................................................................        S-4
Special Provisions Relating to Foreign Currency Notes......................................................       S-19
Foreign Currency Risks.....................................................................................       S-22
United States Taxation.....................................................................................       S-24
Plan of Distribution.......................................................................................       S-34
Validity of Notes..........................................................................................       S-35

                                                PROSPECTUS

Available Information......................................................................................          2
Incorporation of Certain Documents by Reference............................................................          2
The Company................................................................................................          3
Use of Proceeds............................................................................................          3
Consolidated Ratio of Earnings to Fixed Charges............................................................          3
Description of Debt Securities.............................................................................          4
Foreign Currency Risks.....................................................................................         14
Plan of Distribution.......................................................................................         15
Validity of Offered Securities.............................................................................         16
Experts....................................................................................................         16

                            ------------------------

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

    Purchasers are required to pay for the Notes in U.S. dollars, and payments of principal, premium, if any, and interest on Notes will be made in U.S. dollars, unless otherwise provided in the applicable Pricing Supplement. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made (and subject, in the case of Book-Entry Notes, to any additional procedures that may be required), payment of principal, premium, if any, and interest on Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States. See "Description of Notes," "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks."

    If the applicable Pricing Supplement provides for payments of principal of and interest on a Foreign Currency Note to be made in U.S. dollars or for payments of principal of and interest on a U.S. dollar denominated Note to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be handled by Morgan Stanley Dean Witter ("Morgan Stanley"), in its capacity as Exchange Rate Agent, or such other Exchange Rate Agent identified in the Pricing Supplement. The costs of such conversion will be borne by the holder of the Note through deductions from such payments.

    References herein to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.
                            ------------------------

                              DESCRIPTION OF NOTES

    The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which reference is hereby made. In particular, as used under this caption, the term "Company" means The New York Times Company. The particular terms of the Notes sold pursuant to any pricing supplement (a "Pricing Supplement") will be described therein. The terms and conditions set forth in "Description of Notes" will apply to each Note unless otherwise specified in the applicable Pricing Supplement and in such Note. Capitalized terms not defined herein have the meanings assigned to such terms in the Prospectus or the Indenture.

    If any Note is not to be denominated in U.S. dollars, the applicable Pricing Supplement will specify the currency or currencies, including composite currencies such as the European Currency Unit (the "ECU"), in which the principal, premium, if any, and interest, if any, with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination, including exchange rates for the Specified Currency as against the U.S. dollar at selected times during the last five years, and any exchange controls affecting such Specified Currency. See "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks."

GENERAL

    The Notes will be issued under the Indenture (the "Indenture") referred to in the accompanying Prospectus. The Notes will constitute a single series under such Indenture, together with any medium-term notes of the Company issued in the future under such Indenture which are designated by the Company as constituting a single series of securities with such Notes for purposes of such Indenture. The Indenture does not limit the amount of additional indebtedness that the Company may incur. At June 30, 1998, the Company had $250,000,000 aggregate principal amount of 7 5/8% Notes Due March 15, 2005 (the "7 5/8% Notes") and $71,909,000 aggregate principal amount of 8 1/4% Debentures Due March 15, 2025 (the "8 1/4% Debentures") outstanding under the Indenture. The aggregate principal amount of Debt Securities issued under the Indenture may be increased from time to time as authorized by, or pursuant to authority delegated by, the Board of Directors of the Company. For the purpose of this paragraph, (i) the principal amount of any Original Issue Discount Note (as defined below) means the Issue Price (as defined below) of such Note and (ii) the principal amount of any Note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the date of issue of the Issue Price of such Note.

    Fixed Rate Notes, Amortizing Notes and Original Issue Discount Notes will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Floating Rate Notes (including Renewable Notes, as defined below) will mature on an Interest Payment Date (as defined below) more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Except as may be specified for Notes denominated in foreign or composite currencies or as otherwise provided in the applicable Pricing Supplement, the Notes will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

    Unless otherwise provided in the applicable Pricing Supplement, Foreign Currency Notes will be issued in denominations of the equivalent of $1,000 (rounded to an integral multiple of 1,000 units of the particular Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in New York City for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the Business Day (as defined below) immediately preceding the date of issuance; PROVIDED, HOWEVER, that in the case of ECUs, the Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication, on the Business Day immediately preceding the date of issuance.

    The Notes will be offered on a continuing basis, and each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth in the Prospectus under "Description of Debt Securities--Global Securities," Book-Entry Notes will not be issuable as Certificated Notes. See "Book-Entry System" below.

    The Notes may be presented for payment of principal, premium, if any, and interest, transfer of the Notes will be registrable and the Notes will be exchangeable at the agency in the Borough of Manhattan, The City of New York, maintained by the Company for such purpose; PROVIDED that Book-Entry Notes will be exchangeable only in the manner and to the extent set forth under "Description of Debt Securities-- Global Securities" in the Prospectus. On the date hereof, the agent for the payment, transfer and exchange of the Notes (the "Paying Agent") is The Chase Manhattan Bank, acting through its corporate trust office at 450 West 33rd Street, 15th Floor, New York, New York 10001.

    The applicable Pricing Supplement will specify the price (the "Issue Price") of each Note to be sold pursuant thereto, the interest rate or interest rate formula, ranking, maturity, currency or composite currency, principal amount and any other terms on which each such Note will be issued.

    As used herein, the following terms shall have the meanings set forth below:

    "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (a) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York and (b) if the Note is denominated in a Specified Currency other than U.S. dollars, (i) not a day on which banking institutions are authorized or required by law or regulation to close in the major financial center of the country issuing the Specified Currency (which in the case of ECU shall be as determined by the ECU Banking Association in Paris), (ii) a day on which banking institutions in such financial center are carrying out transactions in such Specified Currency and (iii) if the Note is denominated in euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System ("Target") is operating and (c) with respect to LIBOR Notes, a London Banking Day for U.S. dollars.

    An "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable.

    "London Banking Day" means any day on which dealings in deposits in the relevant Index Currency (as defined below) are transacted in the London interbank market.

    "Original Issue Discount Note" means any Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the relevant Indenture.

    The "Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day.

INTEREST AND PRINCIPAL PAYMENTS

    Interest will be payable to the person in whose name the Note is registered at the close of business on the applicable Record Date; PROVIDED that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the person to whom principal is payable. The initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; PROVIDED, HOWEVER, that payments of interest (or, in the case of an Amortizing Note, principal and interest) on a Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to such succeeding Interest Payment Date. See "United States Taxation-- Original Issue Discount" below.

    U.S. dollar payments of interest, other than interest payable at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid by the Company prior to maturity), will be made by check mailed to the address of the person entitled thereto as shown on the Note register. U.S. dollar payments of principal, premium, if any, and interest upon maturity, redemption or repayment will be made in immediately available funds against presentation and surrender of the Note. Notwithstanding the foregoing, (a) the Depositary (as defined below), as holder of Book-Entry Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a holder of $10,000,000 (or the equivalent) or more in aggregate principal amount of Certificated Notes having the same Interest Payment Date (or the Holder of the equivalent thereof in a Specified Currency other than U.S. dollars that is permitted to elect and has elected to receive payments in U.S. dollars as described under "Special Provisions Relating to Foreign Currency Notes--Payment of Principal and Interest") shall be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent not later than 15 calendar days prior to the applicable Interest Payment Date.

    Unless otherwise indicated in the applicable Pricing Supplement, payments of principal of, premium, if any, and interest on any Note payable at Maturity will be made in immediately available funds at the office of the Paying Agent in the Borough of Manhattan, The City of New York, PROVIDED that payments in such funds will be made only if such Notes are presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. The Company has initially designated The Chase Manhattan Bank, acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as its Paying Agent for the Notes. Beneficial owners of Book-Entry Notes are expected to be paid in accordance with the Depository's and its Participants' (as defined herein) procedures in effect from time to time. See "--Book-Entry System." Payments of interest to a Holder of a Foreign Currency Note that has not elected to receive payments in U.S. dollars will be made to an account at a bank outside the United States, unless other arrangements have been made. See "Special Provisions Relating to Foreign Currency Notes--Payment of Principal and Interest."

    Certain Notes, including Original Issue Discount Notes, may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant yield. See "United States Taxation--Original Issue Discount" below. Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities--Events of Default" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement.

FIXED RATE NOTES

    Each Fixed Rate Note will bear interest from the date of issuance at the annual rate stated on the face thereof, except as described below under "Extension of Maturity," until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, such interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Fixed Rate Notes other than Amortizing Notes will be made semiannually on each February 15 and August 15 and at maturity or upon any earlier redemption or repayment. Payments of principal and interest on Amortizing Notes, which are securities on which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on each February 15, May 15, August 15 and November 15 or semiannually on each February 15 and August 15, as set forth in the applicable Pricing Supplement, and at maturity or upon any earlier redemption or repayment. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request made to the Company, to subsequent holders.

    If any Interest Payment Date for any Fixed Rate Note would fall on a day that is not a Business Day, the interest payment shall be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the maturity date (or date of redemption or repayment) of any Fixed Rate Note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or repayment).

    Interest payments for Fixed Rate Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid or duly provided for, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be. The interest rates the Company will agree to pay on newly issued Fixed Rate Notes are subject to change without notice by the Company from time to time, but no such change will affect any Fixed Rate Notes theretofore issued or that the Company has agreed to issue.

FLOATING RATE NOTES

    Each Floating Rate Note will bear interest from the date of issuance until the principal thereof is paid or made available for payment at a rate determined by reference to an interest rate basis or formula (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"),
(e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note"), (g) the Constant-Maturity Treasury Rate (a "CMT Rate Note") or (h) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note.

    As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest that may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

    Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the

"Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. The determination of the rate of interest at which a Floating Rate Note will be reset on any Interest Reset Date will be made on the Interest Determination Date (as defined below) pertaining to such Interest Reset Date. Unless otherwise specified in the Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate") and (b) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be that in effect on the tenth calendar day preceding such maturity, redemption or repayment date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

    Except as provided below, unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable: (i) in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement; (ii) in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December; (iii) in the case of Floating Rate Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and
(iv) in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, if any Interest Payment Date (other than the maturity date or any earlier redemption or repayment date) for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

    Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes shall be the amount of interest accrued from and including the date of issue or from and including the last date to which interest has been paid to, but excluding, the Interest Payment Date or maturity date or date of redemption or repayment.

    With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes,

Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

    The applicable Pricing Supplement shall specify a calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

    The "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, Prime Rate Notes and CMT Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date, except that the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note for which the Index Currency is pounds sterling will be such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

    Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

    Interest rates will be determined by the Calculation Agent as follows:

    CD RATE NOTES

    CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in the daily update of H.15(519) available through the world-wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/ releases/h.15/update, or any successor site or publication of the Board of Governors of the Federal Reserve System ("H.15 Daily Update") under the heading "CDs (secondary market)." If such rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date for certificates of deposit in an amount that is representative for a single transaction at that time with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the "CD Rate" in effect for the applicable period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CD Rate Notes for which such CD Rate is being determined shall be the Initial Interest Rate).

    COMMERCIAL PAPER RATE NOTES

    Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper-- Nonfinancial." In the event that such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published in H.15 Daily Update under the heading "Commercial Paper-- Nonfinancial (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 or 90 days, respectively)." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or H.15 Daily Update, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the Commercial Paper Rate in effect for the applicable period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Commercial Paper Rate Notes for which such Commercial Paper Rate is being determined shall be the Initial Interest Rate).

    "Money Market Yield" shall be a yield calculated in accordance with the following formula:

Money Market Yield =     DX360     X100
                      360 - (DXM)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Index Maturity.

    FEDERAL FUNDS RATE NOTES

    Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update under the heading "CDs (secondary market)." If such rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal funds, as of 11:00 A.M., New York City time, on such Interest Determination Date, arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent; PROVIDED, HOWEVER, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the "Federal Funds Rate" in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for which such Federal Funds Rate is being determined shall be the Initial Interest Rate).

    LIBOR NOTES

    LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Determination Date will be determined by the Calculation Agent as follows:

        (i) As of the Interest Determination Date, the Calculation Agent will determine (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency for the period of the Index Maturity, each as designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, which appear on the Designated LIBOR Page at approximately 11:00 A.M., London time, on such Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency for the period of the Index Maturity, each as designated in the applicable Pricing Supplement, commencing on the second London Banking Day following such Interest Determination Date (or, if pounds sterling is the Index Currency, commencing on such Interest Determination Date), that appears on the Designated LIBOR Page at approximately 11:00 A.M., London time, on such Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement and calculation of LIBOR is based on the arithmetic mean of the offered rates), or if no rate appears (if the applicable Pricing Supplement specifies either
    (x) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate or (y) "LIBOR Telerate"), LIBOR in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

        (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement and calculation of LIBOR is based on the arithmetic mean of the offered rates) or no rate appears (if the applicable Pricing Supplement specifies either (x) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate or (y) "LIBOR Telerate"), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide the Calculation Agent with its offered quotations for deposits in the Index Currency for the period of the specified Index Maturity, commencing on the second London Banking Day immediately following such Interest Determination Date (or, if pounds sterling is the Index Currency, commencing on such Interest Determination Date), to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount equal to an amount of not less than $1 million (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative of a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent (after consultation with the Company) on such Interest Determination Date for loans in the Index Currency to leading European banks, for the period of the specified Index Maturity commencing on the second London Banking Day immediately following such Interest Determination Date (or, if pounds sterling is the Index Currency, commencing on such Interest Determination Date) and in a principal amount of not less than $1 million (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative of a single transaction in such Index Currency in such market at such time; PROVIDED, HOWEVER, that if the banks selected as aforesaid by the Calculation Agent are not quoting rates as mentioned in this sentence, "LIBOR" for such Interest Reset Period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which LIBOR is being determined shall be the Initial Interest Rate).

    "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

    "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified.

    PRIME RATE NOTES

    Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; PROVIDED, HOWEVER, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting rates as set forth above, the "Prime Rate" in effect for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which such Prime Rate is being determined shall be the Initial Interest Rate). "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

    TREASURY RATE NOTES

    Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury Bills--auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the "Treasury Rate" for such Interest Reset Date will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the Initial Interest Rate).

    CMT RATE NOTES

    CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise indicated in an applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed for the Index Maturity designated in such CMT Rate Note on the Designated CMT Telerate Page (as defined below) under the caption "... Treasury Constant Maturities ... Federal Reserve Board Release H.15" under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to the related Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury notes quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity

Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; PROVIDED, HOWEVER, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate for such Interest Reset Date will be the same as the CMT Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CMT Rate Notes for which the CMT Rate is being determined shall be the Initial Interest Rate). If two Treasury notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in an applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

    "Designated CMT Maturity Index" shall be the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in an applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

RENEWABLE NOTES

    The Company may also issue from time to time variable rate renewable notes (the "Renewable Notes") that will bear interest at the interest rate (calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Renewable Notes and in the applicable Pricing Supplement. Renewable Notes are Book-Entry Floating Rate Notes.

    The Renewable Notes will mature on an Interest Payment Date as specified in the applicable Pricing Supplement (the "Initial Maturity Date"), unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On the Interest Payment Dates in March and September in each year (unless different Interest Payment Dates are specified in the applicable Pricing Supplement) (each such Interest Payment Date, an "Election Date"), the maturity of the Renewable Notes will be extended to the Interest Payment Date occurring twelve months after such Election Date (unless a different extension period is specified in the applicable Pricing Supplement), unless the holder thereof elects to terminate the automatic extension of the maturity of the Renewable Notes or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Paying Agent not less than nor more than a number of days to be specified in the applicable Pricing Supplement prior to such Election Date. Such option may be exercised with respect to less than the entire principal amount of the Renewable Notes; PROVIDED that the principal amount for which such option is not exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond the Final Maturity Date, as specified in the applicable Pricing Supplement (the "Final Maturity Date"). If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the Renewable Notes and such election is not revoked as described below, such portion will become due and payable on the Interest Payment Date falling six months (unless another period is specified in the applicable Pricing Supplement) after the Election Date prior to which the holder made such election.

    Unless otherwise specified in the applicable Pricing Supplement, an election to terminate the automatic extension of maturity may be revoked as to any portion of the Renewable Notes having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Paying Agent on any day following the effective date of the election to terminate the automatic extension of maturity and prior to the date 15 days before the date on which such portion would otherwise mature. Such a revocation may be made for less than the entire principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated; PROVIDED that the principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated and for which such a revocation has not been made is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, a revocation may not be made during the period from and including a Record Date to but excluding the immediately succeeding Interest Payment Date.

    An election to terminate the automatic extension of the maturity of the Renewable Notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon such subsequent holder.

    The Renewable Notes may be redeemed in whole or in part at the option of the Company on the Interest Payment Dates in each year specified in the applicable Pricing Supplement, commencing with the Interest Payment Date specified in the applicable Pricing Supplement, at a redemption price of 100% of the principal amount of the Renewable Notes to be redeemed, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this Prospectus Supplement, notice of redemption will be provided by mailing a notice of such redemption to each holder by first-class mail, postage prepaid, at least 180 days and not more than 210 days prior to the date fixed for redemption.

    Renewable Notes may also be issued, from time to time, with the Spread or Spread Multiplier to be reset by a remarketing agent in remarketing procedures (the "Remarketing Procedures") to be specified in such Renewable Notes and in the applicable Pricing Supplement. A description of the Remarketing Procedures, the terms of the remarketing agreement between the Company and the remarketing agent and the terms of any additional agreements with other parties that may be involved in the Remarketing Procedures will be set forth in the applicable Pricing Supplement.

INDEXED NOTES

    The Notes may be issued, from time to time, as Notes of which the principal amount payable on a date more than nine months from the date of original issue (the "Stated Maturity") and/or on which the amount of interest payable on an Interest Payment Date will be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (the "Indexed Notes"), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States federal tax considerations will be described in the applicable Pricing Supplement.

    PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH INDEXED NOTES AND THE SUITABILITY OF SUCH INDEXED NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. SUCH INDEXED NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS, COMMODITY PRICES, EQUITY INDICES AND OTHER FINANCIAL OR NON-FINANCIAL INDICES.

EXTENSION OF MATURITY

    The Pricing Supplement relating to each Fixed Rate Note (other than an Amortizing Note or a Currency Linked Note) will indicate whether the Company has the option to extend the maturity of such Fixed Rate Note for one or more periods of one or more whole years (each, an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement. If the Company has such option with respect to any such Fixed Rate Note (an "Extendible Note"), the following procedures will apply, unless modified as set forth in the applicable Pricing Supplement.

    The Company may exercise such option with respect to an Extendible Note by notifying the Trustee of such exercise at least 45 but not more than 60 days prior to the maturity date originally in effect with respect to such Note (the "Original Maturity Date") or, if the maturity date of such Note has already been extended, prior to the maturity date then in effect (an "Extended Maturity Date"). No later than 38 days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Trustee will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, first-class mail, postage prepaid, setting forth (a) the election of the Company to extend the maturity of such Note; (b) the new Extended Maturity Date; (c) the interest rate applicable to the Extension Period; and (d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Trustee of an Extension Notice to the holder of an Extendible Note, the maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms it had prior to the mailing of such Extension Notice.

    Notwithstanding the foregoing, not later than 10:00 A.M., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect for an Extendible Note (or, if such day is not a Business Day, not later than 10:00 A.M., New York City time, on the immediately succeeding Business Day), the Company may, at its option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate for the Extension Period by causing the Trustee to send notice of such higher interest rate to the holder of such Note by first-class mail, postage prepaid, or by such other means as shall be agreed between the Company and the Trustee. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended in accordance with an Extension Notice will bear such higher interest rate for the Extension Period, whether or not tendered for repayment.

    If the Company elects to extend the maturity of an Extendible Note, the holder of such Note will have the option to require the Company to repay such Note on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be so repaid on such Maturity Date, the holder thereof must follow the procedures set forth below under "Repayment at the Noteholders' Option; Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Maturity Date then in effect and except that a holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 P.M., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect (or, if such day is not a Business Day, until 3:00 P.M., New York City time, on the immediately succeeding Business Day).

BOOK-ENTRY SYSTEM

    Upon issuance, all Fixed Rate Book-Entry Notes having the same Issue Date, interest rate, if any, amortization schedule, if any, ranking, maturity date and other terms, if any, will be represented by a single Global Note, and all Floating Rate Book-Entry Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, ranking, maturity date and other terms, if any, will be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of a nominee of the Depositary. Certificated Notes will not be exchangeable for

Book-Entry Notes (or interests therein) and, except under the circumstances described in the Prospectus under "Description of Debt Securities--Global Securities," Book-Entry Notes (or interests therein) will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes.

    A further description of the Depositary's procedures with respect to Global Notes representing Book-Entry Notes is set forth in the Prospectus under "Description of Debt Securities--Global Securities." The Depositary has confirmed to the Company, the Agent and each Trustee that it intends to follow such procedures.

OPTIONAL REDEMPTION

    If applicable, the Pricing Supplement will indicate the terms on which the Notes will be redeemable at the option of the Company. Notice of redemption will be provided by mailing a notice of such redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears upon the books maintained by the Paying Agent. The Notes, except for Amortizing Notes, will not be subject to any sinking fund.

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASE

    If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be repayable at the option of the holder on a date or dates specified prior to its maturity date and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment, unless such Note was issued with original issue discount, in which case the Pricing Supplement will specify the amount payable upon such repayment.

    In order for such a Note to be repaid, the Paying Agent must receive at least 15 days but not more than 30 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment on the reverse of the Note, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; PROVIDED, HOWEVER, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Except in the case of Renewable Notes or Extendible Notes, and unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an authorized denomination.

    If a Note is represented by a Registered Global Security, the Depositary's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a
Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

    The Company may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the relevant Trustee for cancellation.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

    Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of, premium, if any, and interest on the Notes will be made in U.S. dollars. If any of the Notes are to be denominated in a currency or currency unit other than U.S. dollars, the following provisions shall apply, which are in addition to, and to the extent inconsistent therewith replace, the description of general terms and provisions of Notes set forth in the accompanying Prospectus and elsewhere in this Prospectus Supplement.

    Foreign Currency Notes are issuable in registered form only, without coupons. The denominations for particular Foreign Currency Notes will be specified in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Foreign Currency Notes will be made in immediately available funds.

    Unless otherwise provided in the applicable Pricing Supplement, all currency and currency unit amounts used and resulting from calculations relating to currencies for a Foreign Currency Note will be rounded to the nearest one-hundredth of a unit (with five one-thousandths of a unit being rounded up).

PAYMENT OF PRINCIPAL AND INTEREST

    The principal of, premium, if any, and interest on Foreign Currency Notes are payable by the Company in the Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, a Holder of Foreign Currency Notes may elect to receive payment of the principal of, premium, if any, and interest on a Foreign Currency Note in U.S. dollars by transmitting a written request for such payment to the principal office of the Paying Agent in the Borough of Manhattan, The City of New York on or prior to the Regular Record Date or at least 15 days prior to Maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive payment in U.S. dollars for all principal, premium, if any, and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Paying Agent in the Borough of Manhattan, The City of New York, but written notice of any such revocation must be received by the Paying Agent in the Borough of Manhattan, The City of New York on or prior to the Regular Record Date or at least 15 days prior to Maturity, as the case may be. Holders of Foreign Currency Notes whose Foreign Currency Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made. See "--Payment Currency."

    Interest on Foreign Currency Notes paid in U.S. dollars will be paid in the manner specified in this Prospectus Supplement for interest on Notes denominated in U.S. dollars. Interest on Foreign Currency Notes paid in the Specified Currency will be made to an account at a bank outside the United States, unless other arrangements have been made. The principal and premium, if any, of Foreign Currency Notes, together with interest accrued and unpaid thereon, due at Maturity will be paid in immediately available funds against presentation of such Foreign Currency Notes at the principal offices of The Chase Manhattan Bank in the Borough of Manhattan, The City of New York. Any payment of principal, premium, if any, or interest required to be made on an Interest Payment Date or a Maturity of a Foreign Currency Note which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or at Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date or Maturity.

PAYMENT CURRENCY

    If the Holder of a Foreign Currency Note is permitted to elect, and has elected, to receive payments of principal of, premium, if any, and interest on a Foreign Currency Note in U.S. dollars, the Specified Currency will be converted into U.S. dollars based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified Currency payable to the holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency unless such Specified Currency is not available due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case the Company will be entitled or obligated to make payments in other currencies as described below. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

    Except as set forth below, if the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing the currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to holders of the Notes by making the payments in U.S. dollars on the basis of the Market Exchange Rate on the date of the payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if such Specified Currency is replaced by the Euro (as described under "Special Provisions Relating to Notes Denominated in ECU" below), the payment of principal of, premium, if any, or interest on any Note denominated in such currency shall be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community (the "EC"), as amended by the treaty on European Union (as so amended, the "Treaty"). Any payment made under such circumstances in U.S. dollars (or, if applicable, in Euro) where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default. As used herein the term "Market Exchange Rate" means the noon dollar buying rate in New York City for cable transfers of the Specified Currency published by the Federal Reserve Bank of New York.

SPECIAL PROVISIONS RELATING TO NOTES DENOMINATED IN ECU

    VALUATION OF THE ECU

    Subject to the provisions under "Payments in a Component Currency" below, the value of the ECU, in which the Notes may be denominated or may be payable, is equal to the value of the ECU that is from time to time used as the unit of account of the EC and which is at the date hereof valued on the basis of specified amounts of the currencies of 12 of the 15 member states of the EC. Under Article 109G of the Treaty, the currency composition of the ECU may not be changed. Other changes to the ECU may be made by the EC in conformity with EC law, in which event the ECU will change accordingly. The Treaty contemplates that European economic and monetary union ("EMU") will occur in three stages. The Treaty provides that the third stage of EMU will start on January 1, 1999, and on that date the value of the ECU as against the currencies of member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right. On June 17, 1997, the Council of the European Union adopted Council Regulation (EC) No. 1103/97, which recites that the name of that currency will be the Euro and provides that, in accordance with the Treaty, references to the ECU will be replaced by references to the Euro at the rate of one Euro for one ECU. References in this Prospectus Supplement to the "Euro" are to such new currency adopted pursuant to the Treaty. From the start of the third stage of EMU, all payments in respect of the Notes denominated or payable in ECU will be payable in Euro at the rate of one Euro for one ECU.

    On May 2, 1998 the Council of the EU decided that Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain will adopt the Euro on January 1, 1999 (the first day of Stage III of EMU). Bilateral conversion rates between currencies of such countries were also announced by the EU governments and central banks. Each of the relevant central banks has committed to ensure, by appropriate market action, that the market exchange rates on December 31, 1998 will be equal to the announced rates, which will be used to fix the conversion rates into the Euro on that same date. After December 31, 1998, there will be a three-year transition period during which currencies of EMU member states will continue to exist, but as subdivisions of the Euro. On January 1, 2002 Euro banknotes and coins will be introduced. Soon thereafter the members' banknotes and coins will cease to be legal tender.

    PAYMENT IN A COMPONENT CURRENCY

    With respect to each due date for the payment of principal of, premium, if any, or interest on, the Notes on or after the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not been replaced by the Euro, the Company shall choose a substitute currency (the "Chosen Currency"), which may be any currency which was, on the last day on which the ECU was used as the unit of account of the EC, a component currency of the ECU or U.S. dollars, in which all payments due on or after the date with respect to the Notes, shall be made. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency determined as described below, as of the fourth business day in Brussels prior to the date on which such payment is due.

    On the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not been replaced by the Euro, the Company shall select a Chosen Currency in which all payments with respect to Notes having a due date prior thereto but not yet presented for payment are to be made. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of such first business day.

    The equivalent of the ECU in the relevant Chosen Currency as of any date (the "Day of Valuation") shall be determined by, or on behalf of, the Exchange Rate Agent on the following basis. The amounts and components composing the ECU for this purpose (the "Components") shall be the amounts and components that composed the ECU as of the last date on which the ECU was used as the unit of account of the EC. The equivalent of the ECU in the Chosen Currency shall be calculated by, first, aggregating the U.S. dollar equivalents of the Components; and then, in the case of a Chosen Currency other than U.S. dollars, using the rate used for determining the U.S. dollar equivalent of the Components in the Chosen Currency as set forth below, calculating the equivalent in the Chosen Currency of such aggregate amount in U.S. dollars.

    The U.S. dollar equivalent of each of the Components shall be determined by, or on behalf of, the Exchange Rate Agent on the basis of the middle spot delivery quotations prevailing at 2:30 P.M., Brussels time, on the Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in the country of issue of the component currency question.

    If for any reason no direct quotations are available for a Component as of a Day of Valuation from any of the banks selected for this purpose, in computing the U.S. dollar equivalent of such Component, the Exchange Rate Agent shall (except as provided below) use the most recent direct quotations for such Component obtained by it or on its behalf, provided that such quotations were prevailing in the country of issue not more than two Business Days before such Day of Valuation. If such most recent quotations were so prevailing in the country of issue more than two Business Days before such Day of Valuation, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2:30 P.M., Brussels time, on such Day of Valuation, as obtained by, or on behalf of, the

Exchange Rate Agent from one or more major banks, as selected by the Company, in a country other than the country of issue of such component currency. Notwithstanding the foregoing, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of such cross rates if the Company judges that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated as provided in the first sentence of this paragraph. Unless otherwise specified by the Company, if there is more than one market for dealing in any Component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a nonresident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

    Payments in the Chosen Currency will be made at the specified office of a paying agent in the country of the Chosen Currency, or, if none, or at the option of the Holder, at the specified office of any Paying Agent either by a check drawn on, or by transfer to an account maintained by the Holder with, a bank in the principal financial center of the country of the Chosen Currency.

    If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies in which that currency was divided.

    All determinations referred to above made by, or on behalf of, the Company or by, or on behalf of, the Exchange Rate Agent shall be at such entity's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes and coupons.

    NOTES DENOMINATED IN THE CURRENCIES OF EC MEMBER STATES

    If, pursuant to the Treaty, all or some of the currencies of the member countries of the EC are replaced by the Euro, the payment of principal of, premium, if any, or interest on the Notes denominated in such currencies shall be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty.

                             FOREIGN CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

    An investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a currency linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

    THE INFORMATION SET FORTH BELOW DOES NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A FOREIGN CURRENCY OR A COMPOSITE CURRENCY EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. ANY ADDITIONAL MATERIAL FOREIGN CURRENCY RISKS PERTAINING TO A PARTICULAR NOTE DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A FOREIGN CURRENCY OR A COMPOSITE CURRENCY WILL BE DISCLOSED IN A FURTHER PROSPECTUS SUPPLEMENT OR A PRICING SUPPLEMENT REGARDING SUCH NOTE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES THAT ARE DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A FOREIGN CURRENCY OR A COMPOSITE CURRENCY. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

    The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

    Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. From time to time governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar denominated Notes or currency linked Notes is that their U.S. dollar-equivalent yields or payouts could be affected by governmental actions, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of such Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable Specified Currency.

    Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified foreign currency (or of securities denominated in such currency) at the time of payment of principal of, premium, if any, or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars would not be available when payments on such Note are due, including as a result of the replacement of such Specified Currency by a single European currency (expected to be named the Euro). In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date; PROVIDED, HOWEVER, that, if the Specified Currency for any Note is not available because it has been replaced by the Euro, the Company would make such payments in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty. See "Special Provisions Relating to Foreign Currency Notes--Payment Currency."

    With respect to any Note denominated in a foreign currency or currency unit, or the payment of, or in respect to, any Note which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable current exchange controls, if any, and historic exchange rate information on such currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

    The Notes will be governed by and construed in accordance with the laws of the State of New York. If a court in the United States were to grant a judgment in an action based on Notes denominated in a Specified Currency other than U.S. dollars, it is likely that such court would grant judgment only in U.S. dollars. If the court were a New York court, however, such court would grant a judgment in the Specified Currency or currency in respect of which any payment on a Note was due. Such judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

                             UNITED STATES TAXATION

    The following is a summary of certain United States federal income tax considerations that apply to the acquisition, ownership and disposition of Notes by a noteholder that is an individual citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income taxation regardless of its source (a "United States Holder") or by a noteholder that is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust (a "United States Alien Holder"). Although the following summary does not purport to describe all of the tax considerations that may be relevant to a prospective purchaser of Notes, in the opinion of Morgan, Lewis & Bockius LLP, tax counsel to the Company, such summary describes the material United States federal income tax consequences to a United States Holder or, as the case may be, a United States Alien Holder. Opinions of tax counsel have no binding effect or official status of any kind; no assurance can be given that the conclusions set out below would be sustained by a court if challenged by the Internal Revenue Service (the "IRS"). This summary deals only with Notes that are held as capital assets by United States Holders, or, as the case may be, United States Alien Holders, and does not address tax considerations applicable to (i) United States Holders that may be subject to special tax rules, such as dealers or traders in securities or currencies, financial institutions, life insurance companies, tax-exempt entities, United States Holders that hold Notes as a hedge or that are hedged against currency risks or that hold Notes as a part of a straddle, conversion transaction or other arrangement involving more than one position or United States Holders whose functional currency is not the United States dollar and
(ii) United States Alien Holders that may be subject to special tax rules, such as nonresident alien individuals who have lost United States citizenship or who have ceased to be treated as resident aliens, corporations that are treated as foreign or domestic personal holding companies, controlled foreign corporations or passive foreign investment companies or certain other United States Alien Holders that are owned or controlled by persons subject to United States federal income tax. Moreover, the summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of ownership of Notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable Pricing Supplement.

    The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof; any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

    THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL OR FOREIGN TAX LAWS. THE STATEMENTS OF UNITED STATES TAX LAW SET OUT BELOW ARE BASED ON THE LAWS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS OFFERING MEMORANDUM, AND ARE SUBJECT TO ANY CHANGES OCCURRING AFTER THAT DATE.

TAXATION OF UNITED STATES HOLDERS

    PAYMENTS OF INTEREST

    STATED INTEREST. Interest on a Note that is denominated in United States dollars, other than interest that is not "qualified stated interest" (as defined below under "Original Issue Discount--In General"), will be taxable to a United States Holder as ordinary interest income at the time that such interest is received or is accrued, in accordance with the United States Holder's method of accounting for federal income tax purposes.

    PRE-ISSUANCE ACCRUED INTEREST. If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the Note's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

    ORIGINAL ISSUE DISCOUNT

    IN GENERAL. A Note will be considered to be issued with original issue discount for United States federal income tax purposes (an "original issue discount Note"), if its stated redemption price at maturity exceeds its issue price by more than a specified de minimis amount. In general, the issue price of a Note is the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a Note is the sum of all payments on the Note other than payments of qualified stated interest. In general, qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate during the entire term of the Note, with the consequence that Notes with irregular payment schedules will generally be treated as original issue discount Notes. Special rules for variable rate Notes (as defined below) and short-term Notes (as defined below) are described below under "--Variable Rate Notes" and "--Short-Term Notes," respectively.

    In general, if the stated redemption price at maturity of a Note exceeds its issue price by an amount that is less than 0.25% of the Note's stated redemption price at maturity multiplied by the number of complete years to maturity, then the excess is treated as de minimis original issue discount and the Note is not treated as an original issue discount Note. Unless a United States Holder makes the election described below under "Election To Treat All Interest as Original Issue Discount," the United States Holder must include de minimis original issue discount in income as stated principal payments on the Note are made. The amount that is includible in income with respect to each principal payment is equal to the product of the total amount of de minimis original issue discount and a fraction, the numerator of which is the amount of the specified principal payment and the denominator of which is the stated principal amount of the Note.

    A United States Holder of an original issue discount Note that matures more than one year from the date of issuance, whether such holder uses the cash method or the accrual method of accounting, must include original issue discount in income as it accrues, in accordance with a constant-yield method based on the compounding of interest, before the receipt of the cash payments attributable to such income, and generally will be required to include in income increasingly greater amounts of original issue discount over the term of the Note. In general, a United States Holder of such a Note will be required to include in ordinary gross income the sum of the daily portions of original issue discount with respect to the Note for each day during the taxable year on which the United States Holder holds the Note. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the original issue discount allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note, so long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final day or first day of an accrual period. The amount of original issue discount on a Note that is allocable to an accrual period is equal to the excess of (i) the product of the adjusted issue price of the Note at the beginning of the accrual period and the yield to maturity of the Note (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the sum of the payments of qualified stated interest on the Note that are allocable to the accrual period. The adjusted issue price of a Note at the beginning of any accrual period is the issue price of the Note, increased by the amount of accrued original issue discount for each prior accrual period and decreased by the amount of any payments previously made on the Note other than payments of qualified stated interest. For purposes of determining the amount of original issue discount that is allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, then the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated on a pro rata basis to each accrual period in the interval, and the adjusted issue price of the Note at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method, if all other accrual periods (other than a final short accrual period) are of equal length. The amount of original issue discount allocable to the final accrual period is the difference between (i) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and (ii) the adjusted issue price of the Note as of the beginning of the final accrual period.

    ACQUISITION PREMIUM. A United States Holder of an original issue discount Note that acquires the Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date (other than payments of qualified stated interest) but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make the election described below under "Election To Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of original issue discount includible in its income by a fraction, the numerator of which is the excess of the United States Holder's adjusted tax basis in the Note immediately after its purchase over the adjusted issue price of the Note and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date (other than payments of qualified stated interest) over the Note's adjusted issue price.

    NOTES SUBJECT TO CONTINGENCIES, INCLUDING OPTIONAL REDEMPTION. In general, if (i) a Note provides for one or more alternative payment schedules that apply upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), (ii) the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and (iii) based on all of the facts and circumstances as of the issue date, one of the alternative payment schedules is significantly more likely than not to occur, then the yield and maturity of the Note are determined on the basis of that payment schedule. (If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), then the Note will be subject to the rules that govern contingent-payment obligations. These rules will be discussed in an applicable Pricing Supplement.) Notwithstanding the general rule stated in the first sentence of this paragraph, if the alternative payment schedules on a Note arise from an unconditional option on the part of the Company to redeem a Note or an unconditional option on the part of a United States Holder to cause a Note to be repurchased, in each case prior to stated maturity, then (i) in the case of an option exercisable by the Company, the Company will be deemed to exercise or not exercise the option in the manner that minimizes the yield on the Note and (ii) in the case of an option exercisable by a United States Holder, the United States Holder will be deemed to exercise or not exercise the option in the manner that maximizes the yield on the Note. If a contingency (including the exercise of an option) actually occurs or does not occur in a manner that is contrary to an assumption made according to the rules described in this paragraph (a "change in circumstances"), then, except in the case of certain pro rata prepayments and solely for purposes of the accrual of original issue discount, the yield and maturity of the Note are redetermined by treating the Note as retired and reissued on the date of the change in circumstances for an amount equal to its adjusted issue price on that date.

    ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading "--In General," with the modifications described below. For purposes of this election, interest includes stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will be the electing United States Holder's adjusted tax basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing United States Holder and no payments on the Note will be treated as payments of qualified stated interest. This election generally will apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to amortize bond premium as an offset to interest income with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS. If the election to apply the constant-yield method to all interest on a Note is made with respect to a market discount Note (as defined below), then the electing United States Holder will be considered to have made the election discussed below under "Market Discount" to include market discount in income currently for all debt instruments held or thereafter acquired by such United States Holder.

    VARIABLE RATE NOTES. In general, a "variable rate Note" is a Note that (i) has an issue price that does not exceed the total amount of noncontingent principal payments on the Note by more than the lesser of (x) the product of (1) the total amount of noncontingent principal payments on the Note, (2) the number of complete years to maturity from the issue date and (3) .015 or (y) 15% of the total amount of noncontingent principal payments and (ii) provides for stated interest compounded or paid at least annually at (w) one or more "qualified floating rates," (x) a single fixed rate and one or more qualified floating rates, (y) a single "objective rate" or (z) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

    A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated or (ii) the rate is equal to the product of such a rate and either a fixed multiple that is greater than 0.65 but not more than 1.35 or a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (i) are within 0.25 percentage points of each other on the issue date or
(ii) can reasonably be expected
to have approximately the same values throughout the term of the Note, then the qualified rates together constitute a single qualified floating rate. Further, if interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percentage points or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, then the fixed rate and the qualified floating rate or the objective rate together constitute a single qualified floating rate or objective rate. However, a variable rate is not a qualified floating rate if the rate is subject to certain restrictions (including caps, floors, governors or other similar restrictions), unless the restrictions are fixed throughout the term of the Note or are not reasonably expected to affect significantly the yield on the Note. An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single fixed formula and that is based on objective financial or economic information. An objective rate cannot be based on information that is within the control of the Company (or a related party) or on information that is unique to the circumstances of the Company (or a related party). An objective rate generally is a "qualified inverse floating rate," if (i) the rate is equal to a fixed rate minus a qualified floating rate and (ii) the variations in the rate reasonably can be expected to reflect inversely contemporaneous variations in the qualified floating rate. A qualified floating rate or objective rate in effect at any time during the term of the Note must be set at a "current value" of that rate. A current value of a rate is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

    In general, if a variable rate Note provides for stated interest that is unconditionally payable at least annually at a single qualified floating rate or a single objective rate, then all stated interest on the Note is qualified stated interest and the amount of original issue discount, if any, on the Note is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note. If a variable rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate (or at a single fixed rate, other than at a singled fixed rate for an initial period), then the accrual of interest and original issue discount on the Note is determined by (i) determining a fixed rate substitute for each variable rate provided under the Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a fixed rate that reflects the reasonably expected yield on the Note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute(s) described above), (iii) determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

    If a variable rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate and, in addition, provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), then the accrual of interest and original issue discount on the Note is determined in the manner described in the immediately preceding sentence, with the modification that the variable rate
Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the variable rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

    SHORT-TERM NOTES. In general, an individual or other cash-basis United States Holder of a Note having a term of one year or less (a "short-term Note") is not required to accrue original issue discount (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual-basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders that hold Notes as part of certain identified hedging transactions, certain pass-through entities and cash-basis United States Holders that so elect, are required to accrue original issue discount on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder that is not required, and that does not elect, to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Note will be treated as ordinary income, to the extent of the original issue discount accrued on a straight-line basis (unless the United States Holder elects to accrue the original issue discount under the constant-yield method based on daily compounding) through the date of sale or retirement. United States Holders that are not required, and that do not elect, to accrue original issue discount on short-term Notes may be required to defer deductions for the net direct interest expense with respect to each such Note (defined, for each taxable year, as the excess of interest expense allocable to the Note over interest (including original issue discount) includible in income in respect of the Note) in an amount not exceeding the deferred income until the deferred income is realized.

    For purposes of determining the amount of original issue discount on a short-term Note, all interest payments on the Note, including stated interest payments, are included in the Note's stated redemption price at maturity.

    FOREIGN CURRENCY DISCOUNT NOTES. In the case of an original issue discount Note that is a Foreign Currency Note (as defined below under "Foreign Currency Notes"), original issue discount for any accrual period will be determined in units of foreign currency using the constant-yield method described above, and the accrued original issue discount for any accrual period will be translated into United States dollars in the manner described below under "Foreign Currency Notes." Upon receipt of a payment that is attributable to accrued original issue discount (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize additional foreign currency gain or loss that is treated as ordinary income or loss.

    MARKET DISCOUNT

    If a United States Holder acquires a Note (other than a short-term Note) for an amount that is less than the stated redemption price at maturity of the Note (or, in the case of an original issue discount Note, the adjusted issue price of the Note) by more than a specified de minimis amount, then the Note will be considered to bear market discount in the hands of the United States Holder. In such a case, any gain recognized by the United States Holder on the sale, exchange or retirement of the Note will be treated as ordinary income, to the extent that such gain does not exceed the accrued market discount on the Note. Alternatively, a United States Holder of a market discount Note may elect to include market discount in income currently over the term of the Note. This election applies to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS. A United States Holder that makes the election described under "Original Issue Discount--Election To Treat All Interest as Original Issue Discount" will be deemed to have elected to include market discount in income currently.

    Market discount on a market discount Note will accrue on a straight-line basis, unless the United States Holder elects to accrue such market discount using a constant-yield method. This election applies only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. A United States Holder of a market discount Note that does not elect, and is not deemed to have elected, to include market discount in income currently generally will be required to defer deductions for net direct interest expense with respect to such Note (defined, for each taxable year, as the excess of interest expense allocable to the Note over interest (including original issue discount) includible in income in respect of the Note) in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

    NOTES PURCHASED AT A PREMIUM

    A United States Holder of a Note that purchases the Note at a cost greater than its stated redemption price at maturity will be considered to have purchased the Note at a premium, and may elect to treat such excess as "amortizable bond premium" and then will amortize that premium on a constant-yield basis as an offset to interest income on the Note over the remaining term of the Note. An election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the IRS. See also "Original Issue Discount--Election To Treat All Interest as Original Issue Discount."

    PURCHASE, SALE AND RETIREMENT OF NOTES

    A United States Holder's tax basis in a Note generally will be the United States dollar cost of such Note which, in the case of a Note purchased with a foreign currency, will be the United States dollar value of the purchase price on the date of purchase, (i) increased by the amount of any original issue discount or market discount (and the amount of income attributable to de minimis original issue discount and de minimis market discount) included in income by the United States Holder with respect to the Note and (ii) reduced by the amount of any payments on the Note other than payments of qualified stated interest and the amount of any amortizable bond premium applied to reduce interest on the Note. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts attributable to accrued but unpaid interest, which will be taxable as such) and the adjusted tax basis of the Note in the hands of the United States Holder. Except as discussed above under "Original Issue Discount--Short-Term Notes" or "Market Discount" or below under "Foreign Currency Notes," such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Note has been held for more than one year.

    FOREIGN CURRENCY NOTES

    In the case of a Note that is denominated in a currency or currency unit other than the United States dollar (a "Foreign Currency Note"), a United States Holder that uses the cash method of accounting and that receives a payment of qualified stated interest (or that otherwise receives interest income that is not required to be accrued prior to the receipt thereof) will recognize ordinary interest income on the date of receipt in an amount equal to the dollar value of the foreign currency payment (translated at the spot currency exchange rate on the date of receipt), regardless of whether the payment in fact is converted to dollars at that time. The United States Holder will not realize any separate foreign currency gain or loss, except to the extent that such gain or loss arises on the actual disposition of the foreign currency received.

    If a United States Holder is required or elects to accrue interest income on a Foreign Currency Note prior to the receipt thereof (because the United States Holder uses the accrual method of accounting, under the original issue discount or market discount rules or otherwise), then the United States Holder will recognize ordinary interest income in an amount equal to the dollar value of the amount of interest income (including original issue discount or market discount, but reduced by any acquisition premium or amortizable bond premium) that has accrued and is required to be taken into account with respect to the Note during each accrual period. In each case, the amount of the accrual will be determined in units of foreign currency, and the dollar value of the foreign currency accrual will be determined by translating the

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accrued income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate of exchange for the partial period within the taxable year. The United States Holder will recognize additional foreign currency gain or loss, treated as ordinary income or loss, on the date that the accrued interest income actually is received, in an amount equal to the difference between the dollar value of the foreign currency received (translated at the spot exchange rate on the date that such payment is received) and the dollar amount previously accrued into income (as determined above). Alternatively, a United States Holder may elect to translate accrued interest income into dollars at the spot rate on the last day of the accrual period (or, in the case of a partial accrual period, at the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the accrual period, at the spot rate on the date of receipt. A United States Holder that makes this election must apply it consistently to all debt instruments held at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder and cannot change the election without the consent of the IRS.

    If a United States Holder elects to amortize bond premium on a Foreign Currency Note, then the United States Holder will calculate the amortization of premium in units of foreign currency and will net the amount of premium amortized in each period against the amount of interest (calculated in units of foreign currency) otherwise includible in income for that period, prior to applying the translation rules described above. In addition, the United States Holder will realize exchange gain or loss on the amortized bond premium for any period, by treating the bond premium amortized in such period as a return of principal.

    Market discount on a Foreign Currency Note will be determined in units of foreign currency. For purposes of the market discount rules discussed above, accrued market discount (other than market discount that is included in income currently) will be translated into dollars at the spot rate on the date that the market discount Note is sold, exchanged or retired.

    A United States Holder's cost for a Foreign Currency Note will be the United States dollar value of the foreign currency amount paid for the Foreign Currency Note, determined on the date of such purchase (or, as discussed below, determined on the settlement date for such purchase in the case of a publicly-traded Foreign Currency Note). A United States Holder that purchases a Foreign Currency Note with previously-owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between its tax basis in the foreign currency and the dollar fair market value of the foreign currency on the date of purchase (or settlement).

    Gain realized by a United States Holder on the sale, exchange or retirement of a Foreign Currency Note will be treated as ordinary income to the extent of the foreign currency gain realized by the United States Holder on the sale, exchange or retirement; similarly, loss realized by a United States Holder on the sale, exchange or retirement of a Foreign Currency Note will be treated as ordinary loss to the extent of the foreign currency loss realized by the United States Holder on the sale, exchange or retirement. In general, the amount of foreign currency gain or loss realized by a United States Holder on the sale, exchange or retirement of a Note will be the sum of (i) the foreign currency gain or loss realized by the United States Holder with respect to any interest (including original issue discount) accrued by the United States Holder prior to, and received by the United States Holder in connection with, the sale, exchange or retirement (calculated in the manner described above) and (ii) the foreign currency gain or loss realized by the United States Holder with respect to the "principal amount" of the Note (calculated in the manner described below). For purposes of computing foreign currency gain or loss, the "principal amount" of a Note generally will be the United States Holder's purchase price in units of the foreign currency. The amount of foreign currency gain or loss realized by a United States Holder with respect to the principal amount of a Note will be determined by (i) translating the principal amount into dollars at the spot rate on the date of sale, exchange or retirement (or, as discussed below, on the settlement date with respect to such sale, exchange or retirement) and (ii) subtracting from that amount the amount computed by translating the principal amount into dollars at the spot rate on the date that the United States Holder acquired the Note.

Notwithstanding any of the general rules described above, however, the aggregate foreign currency gain realized on a sale, exchange or retirement of a Note may not exceed the total gain, if any, realized on the sale, exchange or retirement; similarly, the aggregate foreign currency loss realized on a sale, exchange or retirement of a Note may not exceed the total loss, if any, realized on the sale, exchange or retirement.

    A United States Holder will have a tax basis in any foreign currency received as interest or on the sale, exchange or retirement of a Foreign Currency Note equal to the dollar value of such foreign currency, determined at the time such interest is received or at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly-traded Foreign Currency Notes by a cash method taxpayer, under which units of foreign currency paid or received are translated into dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no foreign currency gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash method taxpayers with respect to the purchase and sale of publicly-traded Foreign Currency Notes, provided that the election is applied consistently. Such election cannot be changed without the consent of the IRS. Any gain or loss realized by a United States Holder on a sale or other disposition of foreign currency (including its exchange for dollars or its use to purchase Foreign Currency Notes) will be treated as ordinary income or loss.

    INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    For each calendar year in which the Notes are outstanding, each DTC participant or indirect participant holding an interest in a Note on behalf of a beneficial owner of a Note and each paying agent making payments in respect of a Note to a beneficial owner generally will be required to provide the IRS with certain information, including such beneficial owner's name, address and taxpayer identification number (either such beneficial owner's Social Security number or its employer identification number, as the case may be), and the aggregate amount of interest and principal paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply with respect to certain beneficial owners, including corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

    In the event that a beneficial owner of a Note fails to establish its exemption from such information reporting requirements or is subject to the reporting requirements described above and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, as the case may be, the DTC participant or indirect participant holding such interest on behalf of such beneficial owner or paying agent making payments in respect of a Note may be required to impose "backup" withholding tax at a rate equal to 31% of each payment of interest and principal with respect to the Notes. This backup withholding tax is not an additional tax and may be credited against the beneficial owner's United States federal income tax liability (which may entitle such beneficial owner to a refund) if the required information is furnished to the IRS.

    On October 6, 1997, the Treasury Department issued final regulations relating to withholding tax, information reporting and backup withholding tax that unify current certification procedures and forms and clarify reliance standards (the "Final Regulations"). The Final Regulations generally will be effective with respect to payments made after December 31, 1999.

    Prospective purchasers of the Notes should consult their own tax advisors as to the application of information reporting and backup withholding tax in their particular situations and to the effect, if any, of the Final Regulations on their purchase, ownership and disposition of the Notes.

INDEXED, RENEWABLE, EXTENDIBLE, CONVERTIBLE, EXCHANGEABLE AND AMORTIZING NOTES

    The applicable Pricing Supplement will contain a discussion of any special United States federal income tax rules, including, if applicable, the rules governing contingent-payment obligations, that apply to

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indexed Notes that are not subject to the rules governing variable rate Notes and with respect to any renewable, extendible, convertible, exchangeable or amortizing Notes.

TAXATION OF UNITED STATES ALIEN HOLDERS

    The following discussion assumes that (i) the Notes are not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, cash flow, changes in value of property or specified other attributes of the debtor or a related party) and
(ii) income or gain with respect to the Notes is not effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

    WITHHOLDING TAX

    Under present United States federal income tax law and subject to the discussion of backup withholding tax below:

        (i) payments of principal, premium (if any) and interest (including original issue discount) by the Company or any of its paying agents (in its capacity as such) to a United States Alien Holder will be exempt from withholding of United States federal income tax (such exemption, the "Portfolio Interest Exemption"), provided that (i) such United States Alien Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related to the Company through stock ownership and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) the statement described below has been provided by or with respect to the beneficial owner; and

        (ii) a United States Alien Holder of a Note will not be subject to withholding of United States federal income tax on any gain realized on the sale or exchange of a Note.

Sections 871(h) and 881(c) of the Code require that, in order to obtain the Portfolio Interest Exemption with respect to a Note, either the beneficial owner of the Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and that holds the Note on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Note is not a United States person (within the meaning of Section 7701(a)(30) of the Code). Under current United States Treasury regulations, which generally apply to payments on a Note on or before December 31, 1999, the statement requirement of Sections 871(h) and 881(c) will be satisfied if (i) the beneficial owner of a Note certifies on IRS Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address and (ii) any financial institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof). The Final Regulations, which generally apply to payments on a Note after December 31, 1999, provide alternative methods for satisfying the certification requirement described above.

    ESTATE TAX

    Under Section 2105(b) of the Code, a Note held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that (i) the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (ii) at the time of such individual's death, income with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

    INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    Backup withholding tax will not apply to payments made by the Company or a paying agent (in its capacity as such) on a Note if the certifications required by Sections 871(h) and 881(c) are received, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge (and, with respect to payments made after December 31, 1999, does not have reason to know) that the payee is a United States person.

    Payments of proceeds from the sale or exchange of a Note generally will not be subject to information reporting or backup withholding tax if they are made to or through a foreign office of a broker. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, in the case of payments made after December 31, 1999, a foreign partnership at least 50 percent of the capital or profits interests in which are owned by United States persons or that is engaged in the conduct of a United States trade or business, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding tax and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

    United States Alien Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding tax in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding tax rules will be allowed as a credit against such United States Alien Holder's United States federal income tax liability and may entitle such United States Alien Holder to a refund, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Under the terms of a Distribution Agreement, dated September 24, 1998, the Notes are being offered on a continuing basis by the Company exclusively through the Agents, who have agreed to use reasonable efforts to solicit offers to purchase such Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer in whole or in part. An Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. Unless otherwise specified in the applicable Pricing Supplement, the Company will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% to .750% of the initial offering price of the Notes to be sold, depending upon the maturity of the Notes; PROVIDED, HOWEVER, that commissions with respect to Notes having a maturity of 30 years or greater will be negotiated. The Company may appoint other agents to solicit sales of the Notes on the same terms and conditions as the Agents have agreed to. The names of any agent so appointed will be set forth in the applicable Pricing Supplement.

    The Company may also sell Notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by the Agent and specified in the applicable Pricing Supplement. An Agent may offer the Notes it has purchased as principal to other dealers. An Agent may sell the Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. After the initial public offering of Notes that are to be resold by the Agents to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

    In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed the Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities, and may end any of these activities at any time.

    The Agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act"). The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse the Agents for certain expenses.

    Unless otherwise provided in the applicable Pricing Supplement, the Company does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

    Concurrently with the offering of Notes through the Agents as described herein, the Company may issue other Debt Securities pursuant to the Indentures referred to herein. Any Debt Securities sold by the Company pursuant to the Prospectus, will reduce the aggregate offering price of Notes that may be offered by this Prospectus Supplement and the Prospectus.

    The Agents and/or certain of their affiliates may engage in transactions with and perform services for the Company and certain of its affiliates in the ordinary course of business. An affiliate of Chase Securities Inc. is Trustee under the Indenture for the Notes.

    In the event that an amount in excess of 10% of the aggregate net proceeds from any offering of Notes is used to pay indebtedness owed to affiliates of any Agent, any such sale of Notes will be made in accordance with Rule 2710(c)(8) of the NASD Conduct Rules.

                               VALIDITY OF NOTES

    The validity of the securities offered by this Prospectus Supplement will be passed upon for the Company by Solomon B. Watson IV, Senior Vice President and General Counsel of the Company. Certain legal matters will be passed on for the Company by Morgan, Lewis & Bockius LLP, New York, New York, and for the underwriters by Sullivan & Cromwell, New York, New York. The opinions of Solomon
B. Watson IV, Morgan, Lewis & Bockius LLP and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Notes, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions.